Exhibit 99.1

Financial Contact: Suzanne Schmidt IDT Investor Relations (415) 217-4962 suzanne@blueshirtgroup.com	Press Contact: Daniel Aitken IDT Senior Director of Corporate Marketing and Communications (408) 574-6480 daniel.aitken@idt.com

Integrated Device Technology, Inc. Announces Acceptance of Shares Tendered into Offer for GigPeak, Inc.

San Jose, Calif. – BUSINESS WIRE – April 4, 2017 – Integrated Device Technology, Inc. (“IDT”; NASDAQ:IDTI) announced today that its tender offer by its wholly-owned subsidiary, Glider Merger Sub, Inc. (“Purchaser”), to purchase all outstanding stock of GigPeak, Inc. (“GigPeak”; NYSE MKT: GIG) at an offer price of $3.08 expired as scheduled at one minute following 11:59 P.M. (12:00 midnight) New York City time, on Monday, April 3, 2017. The tender offer was made pursuant to an Offer to Purchase, dated March 7, 2017, and in connection with the Agreement and Plan of Merger, dated February 13, 2017, among IDT, Purchaser and GigPeak (the “Merger Agreement”), which IDT and GigPeak previously announced on February 13, 2017.

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised IDT that, as of the expiration of the tender offer, a total of 54,454,085 shares of GigPeak’s common stock were validly tendered in the tender offer representing approximately 80.42% of GigPeak’s then-outstanding shares. The Purchaser has accepted for payment all shares that were validly tendered prior to expiration of the tender offer, and payment for such shares will be made promptly, in accordance with the terms of the tender offer.

IDT intends to effect the merger of the Purchaser with and into GigPeak, with GigPeak surviving as an indirect wholly owned subsidiary of IDT, as soon as practicable, in accordance with the Merger Agreement. Pursuant to the Merger Agreement, each share of capital stock of

GigPeak issued and outstanding immediately prior to the effective time of the merger (other than shares (i) that are owned by or held in the treasury of GigPeak, or owned by IDT or any direct or indirect wholly-owned subsidiaries of IDT or GigPeak or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the General Corporation Law of the State of Delaware) not validly tendered and purchased in the tender offer will be converted into the right to receive the same per-share price paid in the tender offer, without interest, subject to any withholding of taxes required by applicable law. Following the merger, IDT intends to cause GigPeak’s common stock to be delisted from the NYSE MKT and deregistered under the Exchange Act.

About IDT

Integrated Device Technology, Inc. develops system-level solutions that optimize its customers’ applications. IDT’s market-leading products in RF, real-time interconnect, wireless power, and SmartSensors are among the company’s broad array of complete mixed-signal solutions for the communications, computing, consumer, automotive and industrial segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT can be found at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, YouTube and Google+

About GigPeak

GigPeak, Inc. (NYSE MKT: GIG) is a leading innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the network and the cloud. The focus of the company is to develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provides solutions that increase the efficiency of the Internet of Things, leveraging its strength in high-speed connectivity and high-quality video compression. The extended product portfolio provides more flexibility to support changing market requirements from ICs and MMICs through full software programmability and cost-efficient custom ASICs.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements about IDT’s beliefs and expectations, statements about IDT’s proposed acquisition of GigPeak, including expectations regarding the growth and success of the combined entity, IDT’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs and other statements that are not historical facts. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which include, without limitation, risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the acquired company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of IDT’s shares could decline. For further details and a discussion of these and other risks and uncertainties, please see IDT’s public filings with the Securities and Exchange Commission, including IDT’s latest periodic reports on Form 10-K and 10-Q. IDT does not undertake, and specifically disclaims, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

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